Exhibit 10.1

PURCHASE AND SALE AGREEMENT

(Seattle, Washington)

This PURCHASE AND SALE AGREEMENT (“Agreement”) is dated for reference purposes only the 15th day of November, 2021, and is made by and between VH 1121 14TH, LLC, a Washington limited liability company, or its assignee (“Buyer”), and BU 1121 14TH, LLC, a Washington limited liability company (“Seller”). This Agreement will be effective as of November 15, 2021 (the “Effective Date”).

1. Purchase and Sale. Upon the terms and conditions set forth herein, Buyer agrees to buy from Seller and Seller agrees to sell to Buyer the real property located King County, Seattle, Washington, identified with the following parcel numbers and addresses:

Tax Acct. No.	Address
225450-1294-01	1117A 14th Avenue, Seattle, WA 98122
225450-1293-02	1119A 14th Avenue, Seattle, WA 98122
225450-1292-03	1119B 14th Avenue, Seattle, WA 98122
225450-1291-04	1121 14th Avenue, Seattle, WA 98122
225450-1290-05	1117B 14th Avenue, Seattle, WA 98122

as more particularly described on Exhibit A attached hereto (the “Land”). For purposes of this Agreement, the “Property” includes Seller’s interest in the following:

(i) all easements and rights appurtenant thereto relating to the Land;

(ii) all structures, fixtures and related amenities located on the Land (“Improvements”); and

(iii) all assignable permits, approvals, studies, environmental reports, surveys, appraisals, warranties, all architectural and engineering plans, leases, and other documents associated with the Land (“Intangible Property”).

The Land, Improvements, and easements and appurtenant rights are herein the “Real Property.”

2. Price. The purchase price for the Property is Three Million Eight Hundred Seventy-Five Thousand Dollars ($3,875,000) (the “Purchase Price”), which shall be allocated to each parcel as follows:

225450-1294-01	$755,000
225450-1293-02	$755,000
225450-1292-03	$755,000
225450-1291-04	$855,000
225450-1290-05	$755,000
Total	$3,875,000

The Purchase Price will be payable in good and immediately available funds at Closing, less any Earnest Money delivered before Closing.

3. Earnest Money.

3.1 Delivery of Earnest Money. Within three days of the date of this Agreement, Buyer will deliver directly to Seller a refundable Earnest Money deposit in cash in an amount equal to $650,000 (“Earnest Money”). All other instruments and monies shall be held with Chicago Title Company of Washington, 701 5th Avenue, Suite 2700, Seattle, Washington 98104, attention: Juanita Drew (“Escrow Holder” in its capacity as escrow holder and “Title Company” in its capacity as title insurer). The Earnest Money shall be returned to Buyer if for any reason Buyer does not waive the Feasibility Period (as defined below).

3.2 Disposition of Earnest Money. Upon expiration of the Feasibility Period (as extended if applicable) and waiver of the Feasibility Period (as defined below) in favor of Buyer, the Earnest Money will be nonrefundable to Buyer unless the Closing (as defined below) fails to occur due to a material default by Seller or the Seller’s failure to satisfy a condition precedent in Section 6.4 for Buyer’s benefit. Upon waiver of the Feasibility Period, the Earnest Money will be applied toward the Purchase Price and will be fully earned by Seller upon execution of this Agreement by Buyer and Seller and is not refundable to Buyer under any circumstances. Accordingly, if this Agreement is terminated for any reason by either party, the Earnest Money will be non-refundable to Seller.

4. Title.

4.1 Review of Title. Within five days of the effective date of this Agreement, Seller will provide Buyer with a preliminary commitment for title insurance for the Real Property issued by Title Company together with copies of all exceptions and encumbrances noted thereon (the “Preliminary Commitment”).

4.2 Survey. Buyer has the right at Buyer’s cost, to order and obtain an ALTA survey certified to Buyer and Buyer’s lender, if any, of the Real Property during the Feasibility Period.

4.3 Title Review. Buyer has 5 days from receipt of such Preliminary Commitment (and legible copies of exception documents) to advise Seller in writing of any exceptions or other matters (the “Exceptions”) in the Preliminary Commitment to which Buyer objects (“Buyer’s Objection Notice”). All Exceptions to which Buyer does not object in writing will be deemed accepted by Buyer.

If Buyer objects to any Exceptions and Seller receives Buyer’s Objection Notice within the 5-day period, Seller will advise Buyer in writing within seven days after Seller’s receipt of Buyer’s objections which Exceptions Seller will remove at Closing (“Seller’s Response”); Seller’s failure to reply to Buyer within this 7-day period shall mean that Seller will not clear any such Exceptions at or prior to Closing. Within seven days of receipt of Seller’s response, and assuming Seller has not agreed to remove or cause Title Company to insure around all matters to which Buyer objected, Buyer will notify Seller in writing of Buyer’s election to either (x) terminate this Agreement, in which event the Earnest Money will be returned by Buyer, or (y) waive its objections to the Exceptions Seller will not remove or cause Title Company to insure around, in which event such Exceptions will be deemed accepted by Buyer. Buyer’s failure to so respond to Seller’s Response will constitute a waiver of such objections.

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Notwithstanding the foregoing, Buyer and Seller acknowledge and agree that on or prior to Closing, Seller will satisfy any mortgages, deeds of trust, judgments, and mechanics’, construction, and materialman’s liens caused by Seller currently encumbering the Property without the necessity of an objection from Buyer.

The term “Permitted Exceptions” as used in this Agreement means (a) the Exceptions accepted or deemed accepted by Buyer as provided above; and (b) the lien of real estate taxes and assessments for the tax year of Closing, which will be prorated to the Closing Date as provided in Section 6.3 below.

4.4 Amended Title Commitment or Survey. If Title Company issues a supplement or amendment to the Preliminary Commitment showing additional title exceptions or if a survey shows additional title exceptions (each, an “Amended Report”), Buyer will have five days from the date of receipt of each Amended Report and a copy of each document referred to in the Amended Report in which to give notice of its acceptance of or objection to any additional title exceptions. If Buyer rejects any matters shown in the Amended Report within the 5-day period, Seller will advise Buyer in writing within three days after Seller’s receipt of Buyer’s objections (a) which matters Seller will remove at Closing, (b) which matters the Title Company has agreed to insure over in the title policy to be issued at Closing (together with the proposed form of endorsement), and (c) which matters will not be removed or insured over. On or before three days after notice is received by Buyer, and assuming Seller has not agreed to remove all matters to which Buyer objected, Buyer will notify Seller in writing of Buyer’s election to either (x) terminate this Agreement, in which event the Earnest Money cash will be returned by Buyer, or (y) waive its objections to the matters the Title Company has not agreed to insure over and the matters Seller will not remove, in which event such matters will be deemed accepted by Buyer. Notwithstanding the foregoing, from and after the date of the Preliminary Commitment, Seller will not cause any new exceptions to arise that affect title to the Property, and in the event any such new exceptions have been caused by any action or inaction of Seller, Seller will cause any such new exceptions to be released at Closing at Seller’s sole cost and expense without the necessity of an objection from Buyer.

4.5 Title Insurance. Seller will cause Title Company to deliver to Buyer at Closing an Owner’s ALTA standard Coverage policy of title insurance issued by Title Company in the face amount of the Purchase Price allocation for each parcel sold, dated the date of Closing, insuring Buyer’s fee title to the Property, and subject to no exceptions other than the standard printed exceptions and the Exceptions accepted or deemed accepted by Buyer pursuant to Section 4.3 above (the “Title Policy”). The Title Policy will also include such ordinary endorsements as Buyer may reasonably request. The cost of the standard coverage portion of the Title Policy will be paid by Seller and any endorsements requested by Buyer, the cost of the premium increase for extended coverage, and the cost of any update of the survey required for extended coverage will be paid by Buyer. At Closing, Seller agrees to provide the Title Company such indemnities and/or affidavits as Title Company may require to remove from the Title Policy the standard preprinted exceptions for mechanic’s liens and parties in possession.

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5. Review of Property.

5.1 Review Materials. Within five days of the date of this Agreement, Seller will provide to Buyer copies of all architectural plans, engineering reports, surveys, studies, contracts, appraisals, environmental documents, and other technical reports, and any developmental rights, construction contracts, permits, and any notice, decisions, conditions of approval from the City of Seattle or King County related to the zoning or permitted use of the Real Property, agreements with government agencies pertaining to the Real Property (collectively, the “Review Materials”) to the extent they are in possession of or under the control of Seller. Seller will not be deemed to have made any representations to Buyer regarding the accuracy, completeness, methodology or current status of any Review Materials or any other materials prepared by a third party or Seller and provided to Buyer by Seller or any such third party. In the event that this Agreement is terminated before closing, Buyer will return to Seller the Review Materials and any other materials provided by Seller to Buyer and any third-party reports, test results, appraisals that Buyer has obtained.

5.2 Due Diligence and Feasibility Review. Commencing on the Effective Date and ending on the date that is 10 days after the Effective Date (“Feasibility Period”) Buyer may conduct a due diligence and feasibility review with respect to the Property and the Review Materials and to satisfy itself with all matters related to the Property, including without limitation its physical and environmental conditions.

(a) Access. During the Feasibility Period, Buyer is entitled to access to the Property to conduct such investigations, tests, surveys and other analyses as Buyer determines is necessary, including, without limitation, geotechnical studies, surveys and a Phase I environmental study, provided that Buyer provides Seller with at least twenty-four (24) hours written notice before accessing the Property, and Buyer promptly restores the Property to its previous condition following any such tests and investigations. Buyer will not conduct a Phase II environmental study or perform any invasive testing without Seller’s prior written consent which may be withheld in Seller’s sole discretion. Buyer will promptly deliver to Seller copies of all information procured by Buyer during the Feasibility Period upon Seller’s written request. Buyer will use all due care and consideration in connection with any of its inspections or tests and Seller or Seller’s agents will have the right to be present while Buyer accesses the Property. During such access and activities on the Property, Buyer will maintain (or cause its consultants to maintain) general liability insurance naming Seller as an additional insured in an amount equal to Two Million Dollars ($2,000,000). From time to time upon request by Seller, Buyer will deliver to Seller evidence of such insurance reasonably acceptable to Seller.

(b) Buyer Indemnity. Buyer agrees to indemnify, defend, and hold Seller and Seller’s members, managers, principals, employees and agents harmless from and against any and all claims, costs, losses, damages, judgments, actions, proceedings, penalties, demands, attorneys’ fees, mechanic’s liens or expenses and liabilities of any kind or nature whatsoever to the extent arising out of or resulting from any entry and/or activities upon the Property by Buyer, Buyer’s agents, contractors and/or subcontractors and/or contractors and subcontractors of such agents, including, but not limited to, any damage to the Property or injuries to persons. The foregoing indemnity does not extend to the discovery of pre-existing conditions or hazardous substances present on the Property. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 5.2(b) will survive the termination, expiration or consummation of this Agreement for a period of one year.

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(c) At Buyer’s Expense and Reports to Seller. Any and all costs associated with Buyer’s pursuit of the due diligence and feasibility will be Buyer’s sole cost and expense. Prior to Closing, Buyer will not be responsible for any expenses or costs related to property taxes or assessments, maintenance or upkeep of the Property. Seller will continue to be responsible for its overhead, insurance or management costs related to the Property.

(d) Seller’s Cooperation. Seller agrees to reasonably cooperate with Buyer and act in good faith with Buyer and in Buyer’s efforts to seek the feasibility for Buyer’s intended use of the Property.

(e) Notice of Satisfaction or Rejection of Feasibility Review. If Buyer provides written notice to Seller prior to expiration of the Feasibility Period that the results of its review are acceptable to Buyer, then this contingency will be deemed satisfied or waived, and this Agreement will continue in full force and effect on the terms and conditions set forth herein (“Notice to Proceed”). If Buyer provides written notice to Seller prior to the expiration of the Feasibility Period that the Buyer is not satisfied with the condition of the Property, then this Agreement will automatically terminate and the Earnest Money will be returned to Buyer. Failure of Buyer to provide any such notice prior to the expiration of the Feasibility Period will be deemed to be notice from Buyer effective on the last day of the Feasibility Period that the Buyer is not satisfied and this Agreement will automatically terminate and the Earnest Money will be returned to Buyer. Following Buyer’s delivery of the Notice to Proceed, the Earnest Money will be applied toward the Purchase Price and will be nonrefundable to Buyer except as otherwise provided in this Agreement.

5.3 Assignment of Contracts and Leases. Seller agrees prior to Closing to assign all service contracts applicable to the Property. Seller will also assign (without the necessity of any objection from Buyer) all leases and property management, brokerage or listing agreements with respect to the Property.

6. Closing.

6.1 Time and Place of Closing. Subject to the extension provided below, Closing will occur in the office of the Escrow Holder in no less than 14 days following expiration of the Feasibility Period, or earlier at Buyer’s option with no less than five days’ notice to Seller. Buyer and Seller will deposit in escrow with Escrow Holder all instruments and documents reasonably necessary to complete the transaction in accordance with this Agreement. As used herein, “Closing” or “date of Closing” or “Closing Date” means the date on which all appropriate documents are recorded and the proceeds of sale are available for disbursement to Seller.

6.2 Closing Costs.

(a) Seller’s Costs at Closing. At Closing, Seller will pay (i) the premium for the ALTA standard coverage Owners Title Policy, (ii) one-half of Escrow Holder’s escrow fees and charges, (iii) real estate excise and transfer taxes (if applicable), and (iv) the costs of any release of financial encumbrances, liens or judgments against the Real Property caused by Seller and for which Seller is required to remove under this Agreement.

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(b) Buyer’s Costs at Closing. At Closing, Buyer will pay (i) the premium for the extended coverage portion of the Title Policy if elected by Buyer, (ii) the costs of recording the Deed, (iii) the costs of any title insurance endorsements required by Buyer, (iv) one-half of Escrow Holder’s escrow fees and charges, and (v) any sales tax arising from the transfer of personal property in connection with a sale of the Property.

Each party is responsible for its own legal, accounting, and consultant fees.

6.3 Prorations. All real property taxes and assessments due in the tax year of Closing, and other expenses, including, but not limited to, water rates, water meter charges, sewer charges, gas, steam, electricity and other utility charges, in connection with the operation of the Property will be apportioned as of 12:01 a.m. on the date of Closing, as if Buyer were vested with title to the Property during the entire date of Closing, such that Buyer will have the burden of expenses for the date of Closing. Any expenses of the Property will be prorated based upon the expenses actually collected or paid for the month in which Closing occurs. Buyer will assume all assessments against the Property due in future years.

6.4 Buyer’s Conditions to Closing. Buyer’s obligations under this Agreement are expressly conditioned on, and subject to satisfaction of, the following conditions precedent:

(a) Performance by Seller. Seller must have performed all material obligations required by this Agreement to be performed by Seller.

(b) Title Policy. Title Company must be ready, willing and able to issue the standard form Title Policy provided Buyer has fulfilled its obligations with respect thereto.

(c) Representations and Warranties. The representations and warranties of Seller contained in this Agreement will be true and correct in all material respects.

The conditions set forth in this Section 6.4 are intended for the benefit of Buyer. If any of the foregoing conditions are not satisfied as of the Closing Date, Buyer will have the right at its sole election either to waive the condition in question and proceed with the purchase or, in the alternative, to terminate this Agreement and exercise its remedies set forth in Section 16.2 below.

6.5 Seller’s Conditions to Closing. Seller’s obligations under this Agreement are expressly conditioned on, and subject to satisfaction of, the following conditions precedent:

(a) Performance by Buyer. Buyer must have performed all material obligations required by this Agreement to be performed by Buyer.

(b) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement must be true and correct in all material respects.

The conditions set forth in this Section 6.5 are intended for the benefit of Seller. If any of the foregoing conditions are not satisfied as of the Closing Date, Seller will have the right at its sole election either to waive the condition in question and proceed with the sale or, in the alternative, to terminate this Agreement and exercise its remedies set forth in Section 16.1 below.

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7. Deliveries at Closing.

7.1 Seller’s Delivery. At Closing, Seller will deliver the following:

(a) Statutory Warranty Deed, conveying title to the Property to Buyer, subject only to the Permitted Exceptions (the “Deed”).

(b) Proof of Earnest Money funds received.

(c) Real estate excise tax affidavit.

(d) Originals of all of the Review Materials delivered pursuant to Section 5.1.

(e) Such other instruments or certificates reasonably required by the Escrow Holder.

7.2 Buyer’s Deliveries. At Closing, Buyer will deliver the following:

(a) Cash in the amount of the Purchase Price (subject to adjustments and prorations as set forth herein and with a credit for the cash Earnest Money).

(b) A counterpart of the real estate excise tax affidavit.

(c) Such other instruments or certificates reasonably required by the Escrow Holder.

7.3 Operations Pending Closing. From the date hereof until Closing, Seller agrees to manage and operate the Property free from waste and neglect and consistent with past management practices. Seller further agrees: (i) to maintain the Property in its current condition; (ii) to perform all of its material obligations under any permits, contracts and mortgages applicable to the Property; and (iii) not to enter into any new contracts which would be binding on Buyer after Closing, without the written approval of Buyer, which approval may be withheld in Buyer’s sole discretion. To the extent any services have been provided or any improvements, repairs or maintenance have been made or will be made to the Property prior to Closing by or through Seller that might form the basis of mechanics’ and materialmen’s liens, Seller agrees to keep the Property free from liens that might result, and to indemnify, defend, protect and hold Buyer harmless from any and all such liens arising after Closing and all attorneys’ fees and other costs incurred by reason thereof. The provisions in this paragraph do not apply to liens that may arise through Buyer. The provisions in this paragraph will survive Closing.

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8. Condemnation. If all or any Material Portion of the Real Property is the subject of a taking or condemnation under the provisions of eminent domain prior to the date of Closing, Seller will immediately notify Buyer in writing and Buyer may terminate this Agreement upon written notice to Seller within 10 days of Seller’s notice to Buyer and the Earnest Money will be refunded to Buyer. In the event that Buyer does not elect to terminate this Agreement within 10 days of Seller’s notice, then Seller will assign to Buyer its rights to any condemnation proceeds resulting from such taking and will not make any settlements without Buyer’s prior written approval. As used herein, a “Material Portion” means any portion having a value in excess of ten percent (10%) of the Purchase Price. In the event that all or any the Improvements are damaged or destroyed by any casualty prior to the date of Closing, the restoration of which would cost a more than five percent (5%) of the Purchase Price, Buyer will have the right to terminate this Agreement upon written notice to Seller given within 10 days of receiving notice from Seller of the casualty and the Earnest Money will be refunded to Buyer. In the event that Buyer does not elect to terminate this Agreement within such 10 day period, Seller will have no obligation to repair or replace any damage or destruction nor will the Purchase Price be reduced, but Buyer will receive an assignment of the proceeds of any casualty insurance otherwise payable to Seller at Closing.

9. Representations and Warranties.

9.1 Seller Representations and Warranties. Seller hereby represents, warrants and covenants to Buyer on its own behalf as of the Effective Date, with respect to itself and the portion of the Property owned by it, as follows:

(a) Authorization. This Agreement has been duly authorized, executed and delivered by such Seller entity and is a valid and binding obligation of same. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated under this Agreement will: (a) conflict with or result in a breach of any law, regulation, writ, injunction, or decree of any court or governmental instrumentality applicable to Seller; or (b) constitute a breach of any agreement to which Seller is a party or by which it is bound. The individuals executing this Agreement on behalf of Seller have the legal right, power, and authority to bind Seller to the terms hereof and the instruments and documents referenced in this Agreement.

(b) Leases. There are no oral or written leases, rental agreements or other occupancy agreements arising through Seller allowing any person or entity to occupy all or any portion of the Property, except for those written leases and rental agreements assigned to Buyer prior to Closing. No person has an option or right of first refusal from Seller to purchase or lease any interest in the Property that has not been waived in writing.

(c) Litigation/Liens. To Seller’s knowledge, there is no claim, litigation, proceeding or governmental investigation pending or threatened in writing against Seller, the Property, or the transactions contemplated by this Agreement which if determined adversely to Seller is likely to have a material adverse impact on Seller’s ability to close. To Seller’s knowledge there is no outstanding right or claim for a mechanic’s, construction or materialman’s lien on the Property.

(d) No Bankruptcy. Neither Seller nor Seller’s affiliates have (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, or (iv) suffered the attachment or other judicial seizure of all or substantially all of Seller’s assets.

(e) Attachment. There are no attachments, executions, or assignments for the benefit of creditors, receiverships, conservatorship or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief law which have been filed by Seller, or to the knowledge of Seller are pending in current judicial or administrative proceedings against Seller.

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(f) Misrepresentation. Notwithstanding the foregoing, to the extent that Buyer or Buyer’s agents obtain knowledge prior to Closing that any of Seller’s representations or warranties were materially untrue when made Buyer will be deemed to have knowledge of such misrepresentation, and Buyer’s sole remedy as a result thereof will be to terminate this Agreement and receive a refund of the Earnest Money and if such misrepresentation was due to gross negligence or willfulness of Seller, Buyer’s out-of-pocket expenses as set forth in Section 16.2, and thereafter, Buyer and Seller will have no further rights or obligations under this Agreement except for those which are expressly provided for in this Agreement to survive the termination hereof. And if, notwithstanding such breach of a representation, Buyer elects to close the transactions contemplated by this Agreement, Buyer will be deemed to have waived its rights to recover damages from Seller following the Closing in respect to such misrepresentation but not for fraud or willful misconduct or any other material default of Seller under this Agreement.

9.2 Duration and Accuracy Representations and Warranties. In the event any of the representations or warranties of Seller contained herein become materially inaccurate as of the date of Closing as a result of information received by Seller or occurrences subsequent to the date hereof, Seller will promptly notify Buyer and Buyer may elect to (i) waive any objections and proceed with closing (in which case Seller will have no liability to Buyer for such inaccuracy) or (ii) terminate this Agreement, in which event the Earnest Money will be returned to Buyer as its sole remedy and all obligations of Seller and Buyer hereunder (except those indemnity obligations that would survive closing) will terminate and be of no further force or effect. It is the intent of the parties that the Seller’s representations and warranties will merge into the deed at Closing. In the event, however, that any of the representations or warranties of Seller contained herein are deemed to survive Closing, no action may be brought for any breach of said representations and warranties unless duly filed in the Superior Court for King County, Washington, within six (6) months of Closing. Any recovery by Buyer for breach of such representations and warranties will be limited to the actual damages suffered by Buyer, will not include consequential or indirect damages, and will be limited in any event to no more than $100,000. The term “knowledge”, when used in this Agreement means only such information as has actually been communicated to, or learned by, the key personnel of Seller, who are the persons most knowledgeable with respect to the matters herein represented and warranted. Such key persons will have no personal liability with respect to any of the representations and warranties made herein, and Buyer will look solely to Seller with respect to claims for breach of Seller’s representations and warranties.

9.3 Buyer’s Representations and Warranties. Buyer hereby represents, warrants and covenants to Seller as of the Effective Date and Closing, as follows:

(a) Buyer is duly authorized, validly existing and in good standing in the jurisdiction in which it was formed and is authorized to do business in the State of Washington.

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(b) This Agreement has been duly authorized, executed and delivered by Buyer and is a valid and binding obligation of Buyer. Buyer has the full right, power and authority to purchase and acquire the Property from Seller as provided in the Agreement and to carry out its obligations hereunder. The individual(s) executing this Agreement (and the instruments and documents referenced in this Agreement in connection with Closing) on behalf of Buyer have the legal right, power and authority to bind Buyer to the terms hereof and thereof. This Agreement and all instruments, documents, and agreements to be executed by Buyer in connection with this Agreement are valid, binding and enforceable obligations of Buyer. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby: (a) conflicts with or will result in a breach of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Buyer; or (b) constitutes a breach of any agreement to which Buyer is a party or by which Buyer is bound.

(c) Buyer and Buyer’s affiliates under common ownership and control have not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Buyer’s assets, or (iv) suffered the attachment or other judicial seizure of all or substantially all of Buyer’s assets.

(d) Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)). For purposes of this paragraph “Government List” means any of (a) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (b) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (c) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties). Buyer is not a person or an entity described by Section 1 of the Executive Order (No. 13,224) Blocking Premises and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001).

10. As-Is Purchase. BUYER IS PURCHASING THE PROPERTY “AS IS WHERE IS” IN ITS PRESENT CONDITION. BUYER HAS THE OPPORTUNITY TO INSPECT THE PROPERTY AND DOCUMENTATION IN SELLER’S POSSESSION AS PROVIDED HEREIN. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9 ABOVE AND IN THE DEED, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED REPRESENTATIONS OR WARRANTIES OR COVENANTS WITH RESPECT TO: (A) THE TITLE TO OR CONDITION OF THE PROPERTY OR ANY STRUCTURE OR IMPROVEMENTS THEREON, ACCESS THERETO OR THE SUITABILITY OF THE PROPERTY FOR HABITATION OR FOR BUYER’S INTENDED USE; (B) THE DEVELOPMENT OF THE PROPERTY OR ANY APPLICABLE BUILDING, ZONING OR FIRE LAWS OR REGULATIONS OR WITH RESPECT TO COMPLIANCE THEREWITH OR WITH RESPECT TO THE EXISTENCE OF OR COMPLIANCE WITH ANY REQUIRED PERMITS, IF ANY, OF ANY GOVERNMENTAL AGENCY; (C) THE AVAILABILITY OR EXISTENCE OF ANY WATER, SEWER OR UTILITIES, ANY RIGHTS THERETO, OR ANY WATER, SEWER OR UTILITY DISTRICTS; (D) ACCESS TO ANY PUBLIC OR PRIVATE SANITARY SEWER OR DRAINAGE SYSTEM; (E) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES AT THE PROPERTY OR IN ANY IMPROVEMENTS ON THE PROPERTY, INCLUDING WITHOUT LIMITATION ASBESTOS OR UREA-FORMALDEHYDE, OR THE PRESENCE OF ANY ENVIRONMENTALLY HAZARDOUS WASTES OR MATERIALS ON OR UNDER THE PROPERTY, OR (F) THE CONDITION OR FUTURE DEVELOPMENT ANY OTHER PROPERTY.

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Buyer unconditionally releases and forever discharges Seller and its members, managers, attorneys and agents from and against any and all claims, causes of action, judgments, damages, losses, penalties, fines, liabilities (including strict liability), costs and expenses of any kind or nature, both known or unknown, present and future, for any matter relating directly or indirectly to the Property, including the title to, condition of or damage to the Property, and regardless of fault or negligence of Seller, except for a MATERIAL breach of Seller’s representations and warranties set forth in Section 9.1 above. to the FULL extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses, and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon IN light of that realization. The provisions of this paragraph will be deemed remade at the Closing and will survive thereafter. Furthermore, and without limiting the foregoing, Buyer hereby expressly waives and relinquishes any and all rights and remedies Buyer may now or hereafter have against Seller under any statute, the common law, whether known or unknown, with respect to any past, present or future presence or existence of hazardous materials on, under or about the Property or with respect to any past, present or future violations of any rules, regulations or laws, now or hereafter enacted, regulating or governing the use, handling, storage or disposal of hazardous materials, including, without limitation, (i) any and all rights Buyer may now or hereafter have to seek contribution from Seller under Section 113(f)(i) of the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C.A. 9613), as the same may be further amended or replaced by any similar law, rule or regulation; (ii) any and all rights Buyer may now or hereafter have against Seller under the Washington Model Toxics Control Act or other Washington rules, regulations or laws relating to hazardous materials, as the same may be further amended or replaced by any similar law, rule or regulation; and (iii) any and all claims, whether know or unknown, now or hereafter existing, with respect to the Property under Section 107 of CERCLA (42 U.S.C.A. 9607). The waivers and releases by Buyer herein contained will survive the Closing and will not be deemed merged into the deed from Seller to Buyer

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11. Negotiation and Construction. This Agreement and each of the terms and provisions hereof are deemed to have been explicitly negotiated between the parties, and the language in all parts of this Agreement will, in all cases, be construed according to its fair meaning and not strictly for or against either party.

12. Brokers and Finders. Each party represents and warrants to the other that no broker or finder has been involved in this transaction except for iCap Realty, LLC (“Seller’s Broker”). Seller will pay Seller’s Broker a commission pursuant to a separate agreement. In the event of a claim for an additional broker’s fee, finder’s fee, commission or other similar compensation in connection with this Agreement, Buyer, if such claim is based upon any agreement alleged to have been made by Buyer, hereby agrees to indemnify Seller against any and all damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) which Seller may sustain or incur by reason of such claim. Seller, if such claim is based upon any agreement alleged to have been made by Seller, hereby agrees to indemnify Buyer against any and all damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) which Buyer may sustain or incur by reason of such claim. The provisions of this Section 12 will survive the termination of this Agreement or the Closing.

13. Possession. Buyer will be entitled to possession of the Property on the date of Closing.

14. Governing Law, Attorneys’ Fees. This Agreement will be construed according to the laws of the state of Washington. If either Buyer or Seller find it necessary to employ an attorney to enforce a provision of the Agreement or to recover damages for the breach hereof (including proceedings in bankruptcy), the prevailing party will be entitled to be reimbursed for its court costs and attorneys’ fees through all levels of appeal.

15. Waiver of Right to Receive Seller Disclosure Statement and Waiver of Right to Rescind. The Real Property and Improvements constitutes “commercial real estate” as defined in RCW 64.06. Buyer waives the right to receive a seller disclosure statement (a “Seller Disclosure Statement”) if required by RCW 64.06. RCW 64.06 provides that Buyer may waive its right to receive the Seller Disclosure Statement; provided, however, if the answer to any of the questions in the section of the Seller Disclosure Statement entitled “Environmental” would be “yes,” Buyer may not waive the receipt of the “Environmental” section of the Seller Disclosure Statement. By executing this Agreement, Buyer acknowledges that it has received the “Environmental” section of the Seller Disclosure Statement and Buyer waives its right to receive the balance of the completed Seller Disclosure Statement.

Buyer further agrees that any information discovered by Buyer concerning the Real Property and Improvements will not obligate Seller to prepare and deliver to Buyer a revised or updated Seller Disclosure Statement. Buyer hereby waives any right to receive an updated or revised Seller Disclosure Statement, regardless of the source of any new information.

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BUYER HEREBY WAIVES, TO THE FULLEST EXTENT PERMISSIBLE BY LAW, THE RIGHT TO RESCIND THIS AGREEMENT PURSUANT TO ANY PROVISION OF RCW 64.06. IT IS THE INTENT OF BUYER THAT ANY SELLER DISCLOSURE STATEMENT PROVIDED BY SELLER WILL NOT BE RELIED UPON BY BUYER, AND WILL GIVE BUYER NO RIGHTS WITH RESPECT TO SELLER OR UNDER THIS AGREEMENT. THIS WAIVER OF THE RIGHT TO RESCIND APPLIES TO SELLER DISCLOSURE STATEMENT PROVIDED BEFORE, ON OR AFTER THE DATE OF THIS AGREEMENT AND APPLIES PROSPECTIVELY TO ANY UPDATED OR REVISED SELLER DISCLOSURE STATEMENTS THAT MAY BE PROVIDED BY SELLER TO BUYER.

Buyer’s Initials:         _____

16. Default and Remedies.

16.1 Default by Buyer. If Buyer fails without legal excuse to complete the purchase of the Property in accordance with the terms of this Agreement, the Earnest Money deposited by Buyer will be forfeited as liquidated damages to Seller as the sole and exclusive remedy available to Seller for such failure. Buyer and Seller expressly agree that the delivery to and retention of the Earnest Money by Seller represents a reasonable estimation of the damages in the event of Buyer’s default, that actual damages would be difficult to ascertain as of the date hereof, and this provision does not constitute a penalty.

16.2 Default by Seller. If Seller fails without legal excuse to complete the sale of the Property in accordance with the terms of this Agreement, or otherwise fails to comply with any covenants, conditions or undertakings of Seller hereunder, Buyer may elect one of the following remedies as its sole and exclusive remedy: (a) specific performance of this Agreement (provided an action thereon is commenced within 90 days of the Seller’s failure to perform); or (b) rescission of this Agreement and recovery of the Earnest Money and Due Diligence Costs (as defined below) up to $50,000. Notwithstanding the foregoing, if the remedy of specific performance is not available as a legal matter or is not a practical remedy due to the intentional acts or omissions of Seller, Buyer’s sole remedy will be for rescission and recovery as set forth in this Section 16.2. For purposes of this Agreement “Due Diligence Costs” means all third-party due diligence inspection, consultant and legal fees and costs and any non-refundable loan fees, points, or deposits expended by Buyer in connection with this transaction.

16.3 Notices. All notices, demands, requests, consents and approvals which may, or are required to, be given by any party to any other party hereunder must be in writing and will be deemed to have been duly given if (a) delivered personally, (b) sent by a nationally recognized overnight delivery service, (c) electronically transmitted (including facsimile) with confirmation sent by another method specified in this Section 16.3, or (d) if mailed or deposited in the United States mail and sent by registered or certified mail, return receipt requested, postage prepaid to:

SELLER:	BU 1121 14TH, LLC
3535 Factoria Blvd. SE, Suite 500
Bellevue, WA 98006
Attn: Jim Christensen
Telephone No.: 245-278-9032
Email: jim@icapequity.com

BUYER:	VH 1121 14TH, LLC
3535 Factoria Blvd. SE, Suite 500
Bellevue, WA 98006
Attn: Chris Christensen
Telephone No.: 245-278-9030
Email: chris@icapequity.com

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Either party hereto may by proper notice made to the other party designate such other address for giving of notices. All notices will be deemed given on the day such notice is delivered (or if refused, the date of such refusal) or transmitted by electronic mail or on the third business day following the date such notice is mailed in accordance with this Section.

17. Assignment.

17.1 Buyer’s Assignment. Buyer may not assign its rights under this Agreement without Seller’s prior written consent, which consent may be withheld, conditioned or delayed in Seller’s sole discretion. Notwithstanding the foregoing, Buyer has the right without Seller’s prior written consent to assign its interest in this Agreement or the Property to an entity which (i) either directly or indirectly, controls, is controlled by, or is under common control with Buyer or any member of Buyer, (ii) in which Buyer or an affiliate of or the principals of Buyer have a material interest or act as the developer or sponsor for third party equity investors, or (iii) retains Buyer or Buyer’s affiliate to serve as manager or general partner of such entity. No assignment will relieve Buyer of its obligations under this Agreement unless Seller consents in writing to the assignment.

17.2 Seller’s Assignment. Seller may not assign its rights under this Agreement without Buyer’s prior written consent.

18. Tax Deferred Exchange. If Seller so requests in writing, Buyer agrees to cooperate with Seller to qualify the transfer of the Property as a like kind exchange of property under Section 1031 of the Internal Revenue Code of 1986, as amended, provided that: (a) the exchange will in no way hinder or delay Closing; (b) Buyer will not be required to take title to any property other than the Property; (c) Seller will indemnify and pay all costs, fees and expenses related to the exchange; (d) Buyer will have no obligation with respect to the exchange except to cooperate with Seller; and (e) Seller will hold harmless Buyer from all costs, expenses and liabilities arising from the exchange or the effectiveness of the exchange.

19. Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors, heirs and assigns.

20. Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior agreements between them respecting the subject matter hereof.

21. Recording. This Agreement will not be recorded.

22. Time of the Essence. Time is of the essence of this Agreement.

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23. Counterparts. This Agreement may be executed in several counterparts, which will be treated as originals for all purposes, and all counterparts so executed constitute one agreement, binding on all the parties, notwithstanding that all the parties are not signatory to the original or to the same counterpart. Any such counterpart is admissible into evidence as an original of this Agreement against the person who executed it.

24. Confidentiality. The parties to this Agreement each acknowledge that it is in the best interest of Buyer and Seller to maintain the confidentiality of the terms and provisions of this Agreement and the materials relating hereto. Except as otherwise provided herein, or as required by law, neither party will disclose any of the terms or provisions of this Agreement prior to the Closing to any person or entity not a party to this Agreement, nor will either party issue any press releases or make any public statements relating to this Agreement or Buyer’s intended use of the Property. Buyer will keep all Review Materials and all materials generated by Buyer in the course of conducting its inspections, review of books and records, and other due diligence activities relating to the Property (including, without limitation, matters relating to the environmental condition of the Property), whether obtained through documents, oral or written communications, or otherwise (collectively, the “Information”), in the strictest confidence; provided, however, that Buyer and Seller have the right to disclose the Information (1) to their respective partners, lenders, consultants, and other third parties upon whom such party will rely upon or consult with in making acquisition decisions provided such third parties agree to maintain the confidentiality of the Information, or (2) to the extent legally compelled to do so or to the extent required by legal or regulatory process or in connection with any litigation hereunder. The protected Information subject to this Section does not include Information if it: (i) is or becomes publicly available or is within the public domain without breach of this Agreement; (ii) is rightfully obtained by a party from third parties without any restriction; or (iii) is rightfully already known to or is independently developed by Buyer. Under no circumstances will any of the Information be used either party for any purpose other than in connection with the transaction contemplated under this Agreement. Each party agrees to inform its attorneys, auditors, consultants, accountants and any other third parties that such party may employ or with which such party may work in connection with this transaction and the investigations contemplated hereunder of the confidentiality obligations set forth in this Section 24.

(Signatures on following page)

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SELLER:	BU 1121 14th, LLC,
a Washington limited liability company

	By:	iCap Pacific NW Management, LLC
	Its:	Manager

	By:	/s/ Jim Christensen
	Name:	Jim Christensen
	Its:	Manager
	Date:	11/15/2021

BUYER:	VH 1121 14th, LLC
a Washington limited liability company

	By:	VAULT MANAGEMENT, LLC
	Its:	Manager

	By:	/s/ Chris Christensen
	Name:	Chris Christensen
	Its:	CEO
	Date:	11/15/2021

Exhibit A Legal Description of Property

EXHIBIT A

TO

PURCHASE AND SALE AGREEMENT

Legal Description

UNIT LOTS A THROUGH E, UNIT LOT SUBDIVISION NO. 3031317-LU, RECORDED UNDER RECORDING NO. 20210721900038, RECORDS OF KING COUNTY, WASHINGTON.

SITUATE IN THE COUNTY OF KING, STATE OF WASHINGTON.